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                                                                     Exhibit 5.8


                       [letterhead of Palmer & Dodge LLP]

                                January 15, 2002




TECO Energy, Inc.
702 North Franklin Street
Tampa, Florida 33602

Ladies and Gentlemen:

     Reference is made to our opinion dated May 25, 2001 and included as Exhibit
5.1 to the Registration Statement on Form S-3 (Registration No. 333-61758) (the "Registration Statement") filed on May 25, 2001 with the Securities and Exchange Commission by TECO Energy, Inc., a Florida corporation ("TECO Energy"), and the co-registrants named therein. We are rendering this supplemental opinion in connection with the prospectus supplement filed on January 11, 2002 (the "Prospectus Supplement") by TECO Energy relating to the 9.50% Equity Security Units (the "Units"). The Units initially consist of a trust preferred security (the "Trust Preferred Securities") of TECO Capital Trust II and a contract to purchase shares of common stock (the "Common Stock") of TECO Energy (the "Purchase Contracts"). The Trust Preferred Securities represent an undivided interest in the assets of TECO Capital Trust II, which will consist solely of company preferred securities (the "Company Preferred Securities") of TECO Funding Company II, LLC (the "LLC"), the assets of which will consist of 5.11% junior subordinated notes due January 15, 2007 (the "Subordinated Notes") of TECO Energy issued pursuant to the Sixth Supplemental Indenture dated as of January 15, 2002 to the Indenture (the "Indenture") dated as of August 17, 1998 between TECO Energy and The Bank of New York, as trustee. The Company Preferred Securities are fully and unconditionally guaranteed on a junior subordinated basis by TECO Energy as to the payment of distributions, and as to payments on liquidation or redemption, to the extent set forth in the Guarantee Agreement dated as of January 15, 2002 (the "Guarantee") between TECO Energy and The Bank of New York, as guarantee trustee (the "Guarantee Trustee"). The Purchase Contracts, as governed by the Purchase Contract Agreement dated as of January 15, 2002 (the "Purchase Agreement"), represent an obligation on the part of investors to buy, and on the part of TECO Energy to sell for $25, on January 15, 2005, a number of shares of Common Stock, the number of shares depending on the average trading price of the Common Stock at that time and subject to adjustment in some cases. The Trust Preferred Securities will be pledged by investors to secure their obligation to purchase Common Stock under the Purchase Contracts. The Trust Preferred Securities will be remarketed and investors may use the proceeds to satisfy their payment obligations under the Purchase Contracts.
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TECO Energy, Inc.
January 15, 2002
Page 2


      We have acted as your counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement. We are familiar with the proceedings taken by the Board of Directors of the Company in connection with the authorization, issuance and sale of the Units. We have examined all such documents as we consider necessary to enable us to render this opinion.

      Based on the foregoing, we are of the opinion that:

      1. The Purchase Contracts have been duly authorized by all necessary corporate action of TECO Energy and, when the Purchase Contracts have been duly executed, authenticated and delivered in accordance with the Purchase Agreement and as contemplated in the Registration Statement and the Prospectus Supplement relating to the Purchase Contracts, the Purchase Contracts will constitute valid and binding obligations of TECO Energy, subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

      2. The shares of Common Stock to be issued and sold by TECO Energy pursuant to the Purchase Contracts upon settlement thereof have been duly and validly authorized and reserved for issuance and such Common Stock, when issued and delivered in accordance with the provisions of the Purchase Contracts and the Purchase Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

      3. The Notes have been duly authorized by all necessary corporate action of TECO Energy and, when the Notes have been duly executed, authenticated and delivered in accordance with the Indenture relating to the Notes against payment of the purchase price therefor and issued and sold to the LLC as contemplated in the Prospectus Supplement, the Notes will constitute valid and binding obligations of TECO Energy, subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

      4. The Guarantee has been duly authorized by all necessary corporate action of TECO Energy and, when the Guarantee has been duly executed by TECO Energy and the Guarantee Trustee in connection with the offering of the Trust Preferred Securities and the Company Preferred Securities as contemplated in the Registration Statement and the Prospectus Supplement, the Guarantee will constitute a valid and binding obligation of TECO Energy, subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.
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TECO Energy, Inc.
January 15, 2002
Page 3

      We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

      The Purchase Contracts, the Purchase Agreement, the Indenture, the Notes and the Guarantee are governed by the law of the State of New York and, therefore, in rendering our opinion as to the validity and binding effect of the Purchase Contracts, the Notes and the Guarantee, we have relied on the opinion of Milbank, Tweed, Hadley & McCloy, LLP with respect to matters of New York law. Except to the extent of such reliance, the opinions rendered herein are limited to the Florida Business Corporation Act (including the reported judicial decisions interpreting that Act and applicable provisions, if any, of the Florida Constitution) and the federal laws of the United States.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,



                                          /s/ PALMER & DODGE LLP
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